SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                               SUNBEAM CORPORATION
                (Name of Registrant as Specified in Its Charter)



                               SUNBEAM CORPORATION
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed
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[ ] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                 [SUNBEAM LOGO]

                               SUNBEAM CORPORATION
                       SUITE 200, 1615 SOUTH CONGRESS AVE.
                           DELRAY BEACH, FLORIDA 33445

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 1997

To The Shareholders of Sunbeam Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of Sunbeam Corporation (the "Company") will be held at the Boca Raton Marriott, 5150
Town Center Circle, Boca Raton, Florida 33486 on Wednesday, June 11, 1997, at 9:00 a.m. (local time), for the following purposes:

     1. To elect Seven (7) directors for a term of one year (Proposal No. 1);
and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to the conduct of the meeting.

     The close of business on April 14, 1997, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting, and only shareholders of record at that time will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith.

     By Order of the Board of Directors.

                                David C. Fannin
                         Secretary and General Counsel

April 17, 1997

                              SUNBEAM CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Sunbeam Corporation, a Delaware corporation (the "Company" or "Sunbeam"), of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486 on June 11, 1997, at 9:00 a.m. (local time), and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about April 17, 1997.

                               VOTING SECURITIES

     As of the close of business on April 14, 1997, the date fixed by the Board of Directors as the record date for determining the shareholders to receive notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof, the Company had outstanding 84,544,104 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common
Stock entitles the holder thereof to one vote on each matter to be considered at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum.

     If the accompanying proxy card is properly signed and returned to the Company, the shares of Common Stock represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy may, nevertheless, be revoked prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

     The Company's By-Laws provide that the Board of Directors will consist of not less than three nor more than twelve persons as fixed from time to time by a vote of a majority of the entire Board of Directors. At its meeting held on February 7, 1997, the Board of Directors established the number of Directors at seven. At the Annual Meeting, Directors will be elected to serve one year terms expiring at the 1998 Annual Meeting or until their successors are elected and have been qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a Director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

     Directors will be elected by the vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. Votes which are withheld with respect to a nominee and broker non-votes will be excluded from the vote and have no effect on the outcome of the election of Directors. The Funds Group (as described below), the beneficial owner of an aggregate of approximately 21% percent of the outstanding shares of Common Stock, has indicated its intention to vote for the election of all of the nominees. See "SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS"

     The names of the nominees, their principal occupations and the year in which each Director initially joined the Board, are set forth below.

     ALBERT J. DUNLAP, age 59, has been Chairman of the Board of Directors and Chief Executive Officer of Sunbeam Corporation since July 18, 1996. From April 1994 to December 1995 he was Chairman and Chief Executive Officer of Scott Paper Company. From 1991 to 1993, Mr. Dunlap was the Managing Director and Chief Executive Officer of Consolidated Press Holdings Limited (an Australian media, chemicals and agricultural operation). Mr. Dunlap is a Director of General Oriental Investments Limited.

     CHARLES M. ELSON, age 37, has been a Director since his appointment to the Board on September 25, 1996. Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and serves as Of Counsel to the law firm of Holland & Knight (since May 1995). He is also a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation and Director Professionalism of the National Association of Corporate Directors. Mr. Elson is Trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation.

     RUSSELL A. KERSH, age 43, has been Executive Vice President, Finance and Administration of Sunbeam Corporation since July 22, 1996, and has been a Director since August 6, 1996. From June 1994 to December 1995 he was Executive Vice President, Finance and Administration of Scott Paper Company. Mr. Kersh served as the Chief Operating Officer of Adidas America from January 1993 to May 1994. He is a Director of Basic Petroleum International, Ltd. (a Guatemalan petroleum company).

     HOWARD G. KRISTOL, age 59, has been a Director since his appointment on August 6, 1996. He has been a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol since 1976.

     PETER A. LANGERMAN, age 41, has been a Director of the Company since 1990 and served as Chairman of the Board from May 22, 1996 until July 18, 1996. Since November 1996, Mr. Langerman has been a Senior Vice President of Franklin Mutual Advisers, Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Mr. Langerman was a Senior Vice President of Heine Securities Corporation, an investment advisory service company, from 1986 to 1996, and a Vice President and Director of Mutual Series Fund Inc. since 1988. He has been a Director of Franklin Mutual Series Fund Inc. since 1988.

     WILLIAM T. RUTTER, age 66, has been a Director since his appointment on April 8, 1997. He is a Senior Vice President/Managing Director, Private Banking, First Union National Bank of Florida, a position he has held since 1986.

     FAITH WHITTLESEY, age 58, has been a member of the Board of Directors since her appointment in December 1996. Mrs. Whittlesey has served as the Chief Executive Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is a member of the Board of Directors of Valassis Communications, Inc.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
           THE ELECTION OF SUCH NOMINEES AS DIRECTORS OF THE COMPANY

DIRECTORS' COMPENSATION

     Pursuant to the Sunbeam Corporation Amended and Restated Equity Team Plan (the "Option Plan") Directors who are not employees of the Company or an affiliate of the Funds Group, the Company's largest shareholder ("Outside Directors") are automatically granted 1,500 shares of restricted stock upon their initial election or appointment to the Board and upon each subsequent re-election to the Board (prorated in case of an election or appointment at any time other than at an annual meeting of shareholders, except that each Outside Director elected or appointed between August 1, 1996 and December 31, 1996 received 1,500 shares of restricted stock on the date of the Director's election or appointment to the Board). Such restricted stock vests immediately upon the Director's acceptance of his or her election or appointment. In addition, effective as of August 15, 1996 each Outside Director elected or appointed prior to August 1, 1996 received an initial grant of 1,500 restricted shares pursuant to the Company's Option Plan, prorated as though each such Outside Director was first elected or appointed as of August 6, 1996. Prior to August 15, 1996, the Option Plan provided for the automatic grant to each Outside Director of 5,000 restricted shares of Common Stock upon initial election to the Board and of options to acquire 1,000 shares of Common Stock upon each election and subsequent re-election to the Board.

     Outside Directors do not receive any compensation for Board service (other than the 1,500 share restricted stock award), but are reimbursed for all ordinary and necessary out-of-pocket expenses incurred by them in attending meetings of the Board or its Committees. Prior to August 15, 1996, each Outside Director received an annual director's fee of $20,000 plus $1,000 for each meeting of the Board or any Committee of the Board (of which the Director is a member) attended in person and $500 for each such meeting participated in by telephone.

     On August 6, 1996, the Board of Directors adopted a resolution pursuant to which, effective as of August 6, 1996, each Outside Director is expected to acquire (and may purchase from the Company at fair market value on the date of purchase), and thereafter to maintain ownership of, a minimum of 2,000 shares of Common Stock. Such purchase is expected to be made as soon as practicable following each Outside Director's first election or appointment and, with respect to persons who were Outside Directors on August 6, 1996, within thirty days from such date. In compliance with that resolution, each of the Company's Outside Directors, Messrs. Elson, Kristol and Rutter and Mrs. Whittlesey has purchased 6,000, 6,000, 2,000 and 2,000 shares of Common Stock respectively.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD AND COMMITTEE MEETINGS

     During 1996, the Board of Directors held fifteen meetings and acted by unanimous written consent six times. As permitted by the By-Laws of the Company, the Company has several standing committees, including an Audit Committee, an Executive Committee and a Compensation Committee. The Executive Committee also serves as the Nominating Committee.

     The Executive Committee of the Board of Directors currently consists of Messrs. Dunlap (Chairman), Langerman, Kristol and Kersh. The Executive Committee has the authority to act in place of the Board of Directors on all matters which would otherwise come before the Board of Directors, except for such matters which are required by law or by the Company's Certificate of Incorporation or By-Laws to be acted upon exclusively by the Board of Directors. The Executive Committee met twice and acted by unanimous consent eight times in 1996.

     The Audit Committee of the Board of Directors currently consists of Messrs. Rutter (Chairman), Elson and Kristol. The Audit Committee's primary responsibilities are to review the Company's financial statements and accounting controls, to recommend the appointment of the Company's independent auditors and to review the overall scope of the audit. The Audit Committee met one time during 1996.

     At its May 16, 1995 meeting, the Board of Directors established a Nominating Committee which is responsible for submitting nominees for election as directors and proposed committee appointments to the Board. No meetings of the Nominating Committee were held during 1996. By action taken at the May 15, 1996 meeting of the Board of Directors, the Executive Committee is currently acting as the Nominating Committee. The Nominating Committee will not consider recommendations by stockholders for nominees for election as Directors, except for recommendations made by the Funds Group. See "SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS."

     Compensation issues are the responsibility of the Compensation Committee, consisting of Directors Langerman (Chairman), Elson and Whittlesey. This Committee is responsible for establishing the general compensation policies of the Company and specific compensation levels for its executive officers and administering the Company's Option Plan and incentive compensation plan. The Compensation Committee met once during 1996 and acted by unanimous consent thirteen times.

     Each of the Company's incumbent Directors attended (either in person or by telephone) at least 75% of the aggregate number of 1996 meetings of the Board and the respective Committee(s) of which they were members.

                  SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table sets forth information as of April 1, 1997, with respect to beneficial ownership of the Company's Common Stock by all persons known by the Company to be the record or beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise noted, all beneficial owners listed below have sole voting and investment power with respect to the shares owned by them.

                                                            AMOUNT AND NATURE         PERCENTAGE OF
NAME                                                     OF BENEFICIAL OWNERSHIP      COMMON STOCK
------------------------------------------------------   --------------------------   ---------------
Franklin Mutual Series Fund Inc.,                                   17,541,398(1)            20.8%
 including: Mutual Shares Fund                                      11,260,174(1)            13.3%
  Mutual Qualified Fund                                              4,800,554(1)             5.7%

Franklin Mutual Advisers, Inc.                                      17,541,398(1)            20.8%

Franklin Resources, Inc.                                            17,541,398(1)            20.8%
 Charles B. Johnson
 Rupert H. Johnson, Jr.

Alpha Assurances I.A.R.D. Mutuelle and                               8,967,782(2)           10.61%
Alpha Assurances Vie Mutuelle
100-101 Terrasse Boieldieu
92042 Paris La Defense France

AXA Assurances Vie Mutuelle and                                      8,967,782(2)           10.61%
AXA Assurances I.A.R.D. Mutuelle
21, rue de Chateaudn
92042 Paris France

AXA Courtage Assurance Mutuelle                                      8,967,782(2)           10.61%
26, rue Louis le Grand
75002 Paris France

AXA                                                                  8,967,782(2)           10.61%
23, avenue Matignon
75008 Paris France

The Equitable Companies Incorporated                                 8,962,482(2)           10.61%
787 Seventh Avenue
New York, New York 10019

FMR Corp., Edward Johnson 3d, and Abigail P. Johnson                 8,419,315(3)            10.0%
 including: Fidelity Management & Research Company                   7,317,900(3)            8.66%

----------------
(1) Information reflected in this table and the notes thereto with respect to Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Mutual Advisers, Inc., and Franklin Mutual Series Fund Inc., Mutual Shares Fund and Mutual Qualified Fund (collectively the "Funds Group") is derived from the Schedule 13D, dated November 1, 1996, filed by them. The address of the Franklin Mutual Series Fund Inc. and of Franklin Mutual Advisers, Inc. is 51 John F. Kennedy Parkway, Short Hills, NJ 07078. The address of Franklin Resources, Inc. and each of Charles B. Johnson and Rupert H. Johnson, Jr. is 777 Mariners Island Blvd., San Mateo, California 94404. Shares of the Company's Common Stock beneficially owned by Franklin Mutual Series Fund Inc. include shares owned by Mutual Shares Fund and Mutual Qualified Fund, series of portfolios of Franklin Mutual Series Fund Inc. The aggregate number of shares owned by all of the series of Franklin Mutual Series Fund Inc. is 17,541,398. These same shares are also listed as being beneficially owned by (i) Franklin Mutual Advisers, Inc., the investment manager of Franklin Mutual Series Fund Inc., (ii) Franklin Resources, Inc., the sole shareholder of Franklin Mutual Advisers, Inc. and
    (iii) Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of Franklin Resources, Inc., each of whom owns in excess of 10% of that corporation's common stock.

    Franklin Mutual Advisers, Inc. has sole voting and dispositive power over the listed shares of Common Stock. Franklin Mutual Advisers, Inc., Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. disclaim beneficial ownership of these shares.

(2) Information reflected in this table and the notes thereto with respect to Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Courtage Assurance Mutuelle (as a group, collectively, the "Mutuelles AXA"),
    AXA and The Equitable Companies Incorporated is derived from the Schedule 13G/A, dated January 9, 1997, filed by and on behalf of them. The Mutuelles AXA beneficially owns a majority interest in AXA, which in turn beneficially owns a majority interest in The Equitable Companies Incorporated. The listed shares of Common Stock represent 5,300 shares owned by an AXA entity, AXA Re United States, with sole voting and dispositive power, and 8,962,482 shares owned by subsidiaries of The Equitable Companies Incorporated as follows:
    8,447,582 shares by Alliance Capital Management L.P. on behalf of client discretionary investment advisory accounts, with the shared right to vote 93,800 of those shares and otherwise sole voting and dispositive power; 18,100 shares by Donaldson, Lufkin & Jenrette Securities Corporation, with shared dispositive power and no indicated voting power; and 496,800 shares by The Equitable Life Assurance Society of the United States, with sole voting and dispositive power. The Mutuelles AXA and AXA do not admit beneficial ownership of the listed shares.

(3) Information reflected in this table and the notes thereto with respect to FMR Corp., Fidelity Management & Research Company ("Fidelity"), Edward Johnson 3d, and Abigail P. Johnson is derived from the Schedule 13G/A, dated February 14, 1997, filed by FMR Corp., Edward Johnson 3d, and Abigail P. Johnson. The address of FMR Corp., Edward Johnson 3d, Abigail P. Johnson and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. has sole voting power over 158,515 shares and sole dispositive power over 8,419,315 shares of the Common Stock listed, and Mr. Johnson and Ms. Johnson have sole dispositive power over 8,419,315 shares of the Common Stock listed. The listed shares include: (a) 7,317,900 shares beneficially owned by Fidelity as an investment adviser to various investment companies and subadviser to Fidelity American Special Trust, with Mr. Johnson, FMR Corp., through its control of Fidelity, and the funds each having sole dispositive power and the boards of trustees of the funds having the power to direct voting by Fidelity with respect to 7,314,400 shares and Fidelity, Fidelity International Limited and FMR Corp., through its control of Fidelity, each having sole voting and dispositive power with respect to 3,500 shares; and
    (b) 1,101,415 shares beneficially owned by Fidelity as investment manager of institutional accounts, with Mr. Johnson and FMR Corp., through its control of Fidelity, each having sole dispositive power over all 1,101,415 shares, sole voting power over 155,015 shares and no voting power over 946,400. Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of shares of Class B Common Stock of FMR Corp. Mr. Johnson, Chairman, and Ms. Johnson, a director, own, respectively, 12.0% and 24.5%, of the aggregate outstanding voting stock of FMR Corp. and all Class B shareholders of FMR Corp. are parties to a shareholders' voting agreement.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership, reported to the Company as of April 1, 1997, of Common Stock, including shares as to which a right to acquire ownership exists, of: (1) each Director; (2) the Company's Chief Executive Officers during 1996; (3) the Named Executives (the
"NEOs"), as defined herein under the caption "EXECUTIVE
COMPENSATION"; and (4) the executive officers and directors of the Company as a group.

                                                    AMOUNT AND NATURE
                                                      OF BENEFICIAL            PERCENTAGE OF
NAME                                                 OWNERSHIP(1)(2)           COMMON STOCK(2)
---------------------------------------------   ----------------------------   -----------------
DIRECTORS
Albert J. Dunlap  ...........................                    1,324,898(3)(7)       1.55%
Charles M. Elson  ...........................                        7,500(5)             *
Russell A. Kersh  ...........................                      140,817(3)(4)(9)       *
Howard G. Kristol    ........................                        7,500(5)             *
Peter A. Langerman   ........................                            0(6)             0
William T. Rutter    ........................                        2,000(5)             *
Faith Whittlesey  ...........................                        3,500(5)             *

CURRENT EXECUTIVE OFFICERS
David C. Fannin   ...........................                       68,599(3)             *
Donald R. Uzzi    ...........................                            0                0

PREVIOUS CEO AND NEOS
Roger W. Schipke  ...........................                            0                *
James D. Wilson   ...........................                       60,666                *
James J. Clegg    ...........................                            0(8)             0
Paul M. O'Hara   ...........................                             0                *
All Directors and current executive officers
 as a group (19 persons)   ..................                    2,512,737(9)           2.9%

----------------
 *  Less than one percent.

(1) All Directors and NEOs have the sole power to vote and to dispose of the shares listed above, except for Mr. Kersh.

(2) Includes shares which Directors and executive officers have an option to acquire if such option is currently exercisable (including options which may be exercised within the next sixty days). Includes 833,333, 52,999 and 59,666 shares which may be acquired by Messrs. Dunlap, Fannin and Wilson, respectively, upon the exercise of options which are currently exercisable. Options which are not currently exercisable are not included in the table.

(3) Includes 666,667, 100,000 and 10,000 restricted shares held by Messrs. Dunlap, Kersh and Fannin, respectively, that are subject to restrictions.

(4) Shares held by the Russell A. Kersh Irrevocable Trust as to which Mr. Kersh is the sole beneficiary. The power to vote and to dispose of the listed shares is held by Howard G. Kristol, Trustee of such Trust.

(5) Includes 1,500 shares of restricted stock granted to each of Directors Elson, Kristol and Whittlesey upon their respective election or appointment to the Board, all of which shares immediately vested. Director Rutter agreed that he would not receive an award of restricted stock upon his appointment to the Board in consideration of his brief incumbency period prior to the Annual Meeting. See "Director Compensation."

(6) Does not include shares owned by the Funds Group as to which Mr. Langerman disclaims beneficial ownership. See "SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS."

(7) See "Employment Agreement with Mr. Dunlap" below.

(8) Based solely upon the filings made by Mr. Clegg with the SEC and the Company's internal records regarding stock option exercises.

(9) Includes shares which all executive officers and Directors have the right to acquire under options which are currently exercisable (including options which may be exercised within the next sixty days) and shares which are subject to restrictions.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for the years ended December 29, 1996, December 31, 1995 and January 1, 1995, the compensation for services rendered to the Company in all capacities of those persons who, during 1996, (i) served as chief executive officer ("CEO") of the Company and (ii) were the four most highly compensated executive officers of the Company, other than the CEO, as of the Company's fiscal year end and up to two additional executive officers who were among the four most highly compensated officers but did not serve as executive officers as of the Company's fiscal year end (collectively the "Named Executives"). Each of Messrs. Dunlap, Kersh and Uzzi joined the
Company during 1996. Messrs. Schipke, Clegg and O'Hara's employment with the Company was terminated during 1996; Mr. Wilson's employment was terminated in March 1997.

                                                   ANNUAL COMPENSATION
                                  -------------------------------------------------------
NAME AND                                                                OTHER ANNUAL
PRINCIPAL POSITION         YEAR        SALARY            BONUS          COMPENSATION
------------------------- ------- ----------------- ----------------- ------------------
CURRENT OFFICERS

Albert J. Dunlap, CEO       1996      $   507,054(3)     $          0      $    63,850(4)

Russell A. Kersh,           1996          190,384             125,000      (5) 240,598      (6)
EVP, Admin. and Finance

David C. Fannin,            1996          272,112                   0                0
EVP, General Counsel        1995          222,917              51,271                0
                            1994          200,000              95,000           21,686      (7)

Donald R. Uzzi,
EVP, Consumer Products
 Worldwide                  1996           94,904                   0          100,456(9)

PREVIOUS CEO AND NEOS

Roger W. Schipke, CEO       1996          410,893                   0          625,000(11)
                            1995        1,000,000                   0           16,036(10)
                            1994        1,000,000             500,000                0

James Wilson,               1996          230,000                   0                0
VP, Human Resources         1995          210,000                   0                0
                            1994          200,000              92,500            8,356      (7)

James J. Clegg,             1996          289,076                   0          400,000(11)
EVP, Vice President and     1995          391,250               7,825                0
 COO North America          1994          341,667              71,067                0

Paul M. O'Hara,             1996          240,769                   0          400,000(11)
EVP and CFO                 1995          363,333                   0                0
                            1994          291,667             225,000      (12) 15,813(7)
                                    LONG-TERM
                               COMPENSATION AWARDS
                          -------------------------------
                           RESTRICTED      SECURITIES
NAME AND                      STOCK        UNDERLYING       ALL OTHER
PRINCIPAL POSITION          AWARD(1)      OPTIONS/SARS   COMPENSATION(2)
------------------------- -------------- --------------- -----------------
CURRENT OFFICERS

Albert J. Dunlap, CEO      $12,500,000        2,500,000       $6,070

Russell A. Kersh,            1,812,500          500,000        2,659
EVP, Admin. and Finance

David C. Fannin,               191,250           75,000        5,343
EVP, General Counsel                 0           65,000(8)    14,064
                                     0           60,000       20,228

Donald R. Uzzi,
EVP, Consumer Products
 Worldwide                           0          250,000        5,014

PREVIOUS CEO AND NEOS

Roger W. Schipke, CEO                0                0        2,975
                                     0                0       39,900
                                     0                0        7,620

James Wilson,                        0                0        4,868
VP, Human Resources                  0           65,000(8)    13,582
                                     0                0       20,248

James J. Clegg,                      0                0        3,616
EVP, Vice President and              0           70,000(8)    37,703
 COO North America                   0          210,000        5,526

Paul M. O'Hara,                      0                0        3,642
EVP and CFO                          0          162,500(8)    36,382
                                     0          325,000        5,495

----------------
 (1) Represents the value of Messrs. Dunlap, Kersh and Fannin's restricted stock holdings of 1,000,000, 100,000 and 10,000 shares respectively (based on the closing market price of $121/2, $181/8 and $191/8 per share as of the respective grant dates of July 18, 22 and 29, 1996). With respect to Mr. Dunlap's restricted stock, one third of such shares vested as of the grant date and the remaining two thirds vest in equal increments on each anniversary of the grant date if he remains employed by the Company through such date or upon the occurrence of certain events. The restricted stock held by Messrs. Kersh and Fannin will vest in equal increments on the first, second and third anniversaries of their respective grant dates if they remain employed by the Company through such dates or upon the occurrence of certain events. Dividends are paid on all such restricted shares. At December 27, 1996, the value of the restricted stock held by each of Messrs. Dunlap, Kersh and Fannin was $25,000,000, $2,500,000 and $250,000 respectively (based on the market price of $25.00 per share).

 (2) The Company adopted an Executive Benefit Replacement Plan (the
     "Replacement Plan") in 1994 to restore the amount of benefits payable to certain highly compensated employees of the Company who would otherwise be subject to certain limitations on the amount of benefits payable under the Company's 401(k) Savings and Profit Sharing Plan. Amounts of All Other Compensation include the following amounts accrued for all Named Executives in 1994, 1995 and 1996 under the Company's Replacement Plan (including the Company's profit sharing allocation):

 NAME                    1996       1995       1994
---------------------   ---------   --------   -------
 Mr. Dunlap    ......    $4,750     $    0     $    0
 Mr. Kersh  .........     2,098          0          0
 Mr. Fannin    ......     4,749     13,536     19,628
 Mr. Uzzi   .........     4,750          0          0
 Mr. Wilson    ......     4,314     13,054     19,648
 Mr. Schipke   ......     1,875     20,760      4,620
 Mr. Clegg  .........     3,000     20,390      4,500
 Mr. O'Hara   .......     3,000     19,153      4,620

    In addition, the amount of All Other Compensation includes a profit sharing allocation in the amount of $16,140 made to the Replacement Plan in 1995 for 1994 services rendered by each of Messrs. Schipke, Clegg, and O'Hara.

    All Other Compensation also includes payments of insurance premiums for term life insurance on behalf of the CEOs and Named Executives in each year as follows:

 NAME                    1996       1995      1994
---------------------   ---------   -------   ------
 Mr. Dunlap    ......    $1,320     $   0     $   0
 Mr. Kersh  .........       561         0         0
 Mr. Fannin    ......       594       528       600
 Mr. Uzzi   .........       264         0         0
 Mr. Wilson    ......       554       528       600
 Mr. Schipke   ......     1,100     3,000     3,000
 Mr. Clegg  .........       616     1,173     1,026
 Mr. O'Hara   .......       642     1,089       875

 (3) Includes $51,923 paid in lieu of vacation in accordance with Mr. Dunlap's Employment Agreement.

 (4) Includes $17,250 for the value of a Company provided automobile and $27,345 as reimbursement for taxes paid on the value of such automobile and other Company provided benefits including financial consulting services, health and dental care premiums and payments and membership in a country club.

 (5) One time bonus payable pursuant to Mr. Kersh's employment agreement.

 (6) Represents a discount on the purchase of stock from the Company in the amount of $239,800 and premiums paid by the Company for health and dental insurance coverage.

 (7) Tax gross-up payments made for the amount of tax payable on reimbursement for moving expenses.

 (8) Includes options awarded in exchange for the cancellation of certain outstanding options, a portion of which were granted in 1995. Shares underlying option grants previously made which were cancelled in exchange for new option awards are also included.

 (9) Includes $100,000 paid in a lump sum in lieu of reimbursement for moving expenses and premiums paid by the Company for health and dental insurance coverage.

(10) Includes (i) imputed interest income of $9,325 with respect to the extension of the December 31, 1995 due date of certain interest free loans made by the Company and (ii) a tax gross-up payment on tax on imputed interest of $6,711.

(11) Represents payments made upon termination of employment. See "Agreements with Named Executive Concerning Termination of Employment" and "Compensation of Chief Executive Officers-Compensation of Roger W. Schipke."

(12) Includes a one time bonus payment of $50,000 in connection with initial employment.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the options to purchase shares of the Company's Common Stock granted to the CEO and Named Executives during 1996. All of the option grants set forth below were made pursuant to the terms of each officers' respective Employment Agreement with the Company. The option grant made to Mr. Dunlap and the option grant for 250,000 shares made to Mr. Kersh were approved by the shareholders at a Special Meeting of the Shareholders held on September 27, 1996 (the "Special
Meeting"). All other option grants were made pursuant to the Company's
Option Plan. No option grants were made during 1996 to any of Messrs. Schipke, Wilson, Clegg or O'Hara.

                               NUMBER OF            % OF TOTAL
                               SECURITIES          OPTIONS/SARS
                               UNDERLYING           GRANTED TO        EXERCISE OR
                              OPTIONS/SARS          EMPLOYEES         BASE PRICE      EXPIRATION      GRANT DATE
NAME                            GRANTED           IN FISCAL YEAR        ($/SH)           DATE          VALUE(3)
-------------------------   -------------------   -----------------   -------------   -------------   -------------
Albert J. Dunlap   ......           2,500,000(1)        35.40            $12.25         7/18/2006     $13,372,750
Russell A. Kersh   ......             500,000(2)         7.08             14.26         7/22/2006       4,647,450
David C. Fannin    ......              75,000(2)         1.06             15.32         7/29/2006         730,477
Donald R. Uzzi  .........             150,000(2)         2.12             21.74         9/15/2006       1,523,595
                                      100,000(2)         1.42             25.34        11/19/2006       1,272,060

----------------
(1) These options have a term of ten years and become exercisable in equal annual increments, commencing on the grant date and thereafter on each of the first and second anniversaries of the grant date.

(2) These options have a term of ten years and become exercisable over three years in equal annual increments commencing on the first anniversary of the grant date.

(3) Grant date values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account. USE OF THIS MODEL SHOULD NOT BE VIEWED IN ANY WAY AS A FORECAST OF THE FUTURE PERFORMANCE OF THE COMPANY'S COMMON STOCK. The estimated present value of each stock option as set forth above is based on the following inputs:

 GRANT DATE                              7/18/96      7/22/96       7/29/96       9/15/96       11/19/96
--------------------------------------   ----------   -----------   -----------   -----------   ----------
 Stock Price at date of Grant   ......    $ 12.50       $18.125       $19.125       $22.750      $ 28.00
 Exercise Price  .....................    $ 12.25       $ 14.26       $ 15.32       $ 21.74      $ 25.34
 Risk Free Interest Rate  ............     6.5000%       6.9090%       6.7000%       6.4810%      5.9310%
 Stock Price Volatility   ............      36.78%        37.80%        37.84%        37.46%       37.07%
 Dividend Yield  .....................        .32%          .22%          .21%          .18%         .14%

     The exercise price is the amount set forth in Mr. Dunlap's employment agreement or, in all other cases, the fair market value of the Common Stock computed in accordance with the Option Plan. The model assumes: (a) an Expected Option Term of 5 years which reflects the actual 10 year life of the option discounted for factors such as the expected time until exercise; (b) a Risk-Free Interest Rate that represents the interest rate on a U. S. Treasury Bill with a maturity date corresponding to that of the Expected Option Term; and (c) no forfeitures. Stock Price Volatility is calculated using stock prices for a period selected by the Company and believed to reflect volatility in the absence of unusual corporate transactions. Dividend Yield is calculated using the annual dividend rate in effect at date of grant ($.04 per share). Notwithstanding the fact that these options are, with limited exceptions, non-transferable, no discount for lack of marketability was taken.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
   OPTION/SAR VALUES

     The following table sets forth information with respect to option exercises occurring during 1996 and the number of options held by the CEOs and NEOs at the Company's fiscal year end. The options to purchase 2,500,000 and 250,000 shares of the Company's Common Stock were granted to Messrs. Dunlap and Kersh, respectively, pursuant to their employment agreements and approved by the shareholders of the Company at the Special Meeting. All other option grants were made pursuant to the Option Plan.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                             OPTIONS HELD AT            IN-THE-MONEY OPTIONS AT
                                                            DECEMBER 29, 1996             DECEMBER 29, 1996(2)
                             SHARES                   ------------------------------ -------------------------------
                            ACQUIRED       VALUE
NAME                      ON EXERCISE   REALIZED(1)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------------- ------------- ------------- ------------- ---------------- -------------- ---------------
Albert J. Dunlap, CEO             0        $     0       833,333        1,666,667     $10,624,995     $21,250,004
Russell A. Kersh   ......         0              0             0          500,000               0       5,370,000
David C. Fannin    ......         0              0        42,999          157,001         242,796       1,375,004
Donald R. Uzzi  .........         0              0             0          250,000               0         489,000
James D. Wilson    ......         0              0        59,666           65,334         372,463         609,337
Roger C. Schipke   ......         0              0             0                0               0               0
James J. Clegg  .........    20,000        182,600        57,400                0         111,954               0
                             10,000         92,500
                             70,979        985,898
                             10,500         77,280
Paul M. O'Hara    .......         0              0       127,771                0         701,316               0

----------------
(1) Based on the difference between the exercise price and the price at the date of actual exercise.

(2) Based on the difference between the exercise price of the options and the closing price on the New York Stock Exchange of the Company's Common Stock on December 27, 1996 ($25).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

     The Company made loans to its former CEO, Mr. Schipke, on August 31, 1993 (the "August Loan") and on December 31, 1993 (the "December Loan"), in the amounts of $663,749 and $506,663, respectively. The largest aggregate amount of indebtedness outstanding on these notes at any time during 1996 was $669,630. The loans were repaid in full by Mr. Schipke in May 1996. See "Arrangements with Named Executives concerning Termination of Employment."


MANAGEMENT TRANSACTIONS

     Pursuant to the terms of his Employment Agreement with the Company, Russell Kersh purchased 40,817 shares of Common Stock from the Company for a purchase price of $12.25 per share, an aggregate discount of $239,800 from the market price of such shares at the date of such purchase. Directors Elson and Kristol purchased 3,000 and 5,000 shares respectively of Common Stock from the Company in connection with the Company's adoption of a policy requiring stock ownership by all Directors; such purchases were made at the current market price as of the date of the purchase.

     The Company has employed the law firm of Reboul, MacMurray, Hewitt, Maynard and Kristol, of which Director Kristol is a partner, to perform legal services for the Company during 1996 and 1997. The Company also has employed the law firm of Holland & Knight, of which Director Elson is Of Counsel, during 1996 and 1997; the employment of Holland & Knight occurred prior to Mr. Elson's appointment to the Board. Mr. Elson has not been involved in the provision of legal services to the Company and the Company no longer utilizes the services of Holland & Knight.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MR. DUNLAP

     On July 18, 1996, the Company entered into an Employment Agreement with Mr. Dunlap (the "Dunlap Agreement") pursuant to which the Company agreed to employ Mr. Dunlap as Chairman of the Board and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for an initial period of three years ending July 17, 1999, and for successive one-year renewal periods unless advance notice of termination is given by either party by no later than April 1 of the immediately preceding year. The Dunlap Agreement may not be renewed beyond July 17, 2001.

COMPENSATION

     Under the Dunlap Agreement, Mr. Dunlap will be paid a base salary at an annual rate of $1,000,000. The Company may increase Mr. Dunlap's base salary, but may not reduce it after any such increase. Mr. Dunlap is eligible to participate immediately in the other benefit plans available generally to employees or other senior executives of the Company. However, he is not eligible to participate in any incentive (i.e. bonus) plan of the Company. The Company also provides Mr. Dunlap with various perquisites on a grossed up basis.

CERTAIN EQUITY PURCHASES AND EQUITY GRANTS

     Mr. Dunlap invested $3,000,000 in the Company on July 18, 1996, by purchasing 244,898 shares of Common Stock from the Company at a price of $12.25 per share (the closing price of the Company's Common Stock on the NYSE on July 17, 1996). Mr. Dunlap received a one-time grant on July 18, 1996, of 1,000,000 restricted shares (the "Restricted Shares"). One-third of such Restricted
Shares vested on July 18, 1996 and the remainder will vest in two equal installments on each of the first and second anniversaries of the grant date. Mr. Dunlap also received a one-time grant effective as of July 18, 1996 of options to purchase 2,500,000 shares of Common Stock at a price of $12.25 per share (the "Dunlap Options") which grant was approved by the shareholders at the Special Meeting. The term of the Dunlap Options is ten years, and they vest with respect to one-third of the shares subject thereto on the grant date and an additional one-third on each of the first and second anniversaries of the grant date. Upon the occurrence of a Change in Control of the Company (as defined below), the Dunlap Options and Restricted Shares will vest in full. On February 13, 1997, Mr. Dunlap purchased an additional $2 million of Common Stock in an open market purchase.

TERMINATION AND CHANGE IN CONTROL PROVISIONS

     The Company may terminate Mr. Dunlap's employment under the Dunlap Agreement at any time, or due to his disability, or for Cause. As defined in the Dunlap Agreement, "Cause" means (i) willful failure substantially to perform Mr. Dunlap's duties under the Dunlap Agreement, except if such failure results from disability, or (ii) his conviction for a felony (or a plea of guilty or nolo contendere thereto). Mr. Dunlap may terminate his employment under the Dunlap Agreement at any time. In addition, he may terminate his employment for Good Reason by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice:

     (i) any change in Mr. Dunlap's title as Chairman of the Board and Chief Executive Officer or his removal from, or the failure to re-elect him to, such positions;

     (ii) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by the Dunlap Agreement;

     (iii) any requirement that Mr. Dunlap be based without his consent anywhere other than at the Company's principal executive office in Palm Beach or Broward County, Florida;

     (iv) any reduction in Mr. Dunlap's base salary;

     (v) any failure to continue in effect any fringe benefit plan in effect at the date of the Dunlap Agreement or to provide Mr. Dunlap equivalent benefits;

     (vi) the failure of the Company, within 60 days after the date of the Dunlap Agreement, to have Mr. Dunlap duly elected as a Director and thereafter to maintain his status as a Director while he serves as Chief Executive Officer;

     (vii) the failure of the Company to have three individuals (or their successors) designated by Mr. Dunlap elected and reelected as Directors;

     (viii) a Change in Control of the Company; or

     (ix) any other material breach of the agreement by the Company.

     As defined in the Dunlap Agreement, a "Change in Control" means the occurrence of any one of the following events:

     (i) any "person" as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that Act, of 25% or more of the voting stock of the Company;

     (ii) the majority of the Board of Directors consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Dunlap Agreement and any individuals designated by Mr. Dunlap; provided that any person becoming a Director subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Incumbent Directors is considered to be an Incumbent Director;

     (iii) the Company, without Mr. Dunlap's consent, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

     (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the persons who were shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).


     The Dunlap Agreement provides that, if the Company terminates Mr. Dunlap's employment other than for Cause and not due to his disability, or if he terminates his employment for Good Reason, (i) he will receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending June 17, 1999, or any then applicable renewal period, (ii) the Dunlap Options and Restricted Shares will become fully vested, and he will be entitled to exercise the Dunlap Options for the balance of the original ten-year term, and (iii) he will be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.

     The Dunlap Agreement provides that, if the Company terminates Mr. Dunlap's employment for Cause or if he terminates his employment other than for Good Reason, all obligations (other than accrued obligations) of the Company will cease, except that Mr. Dunlap will be able to exercise the Dunlap Options which are exercisable on the date of termination within 90 days, if the termination is for Cause, and within one year, if it is by Mr. Dunlap without Good Reason. The Dunlap Agreement provides that, if Mr. Dunlap's employment is terminated due to his death, his estate or legal representative will be entitled to exercise within one year after the date of death the Dunlap Options which are then exercisable or which would have become exercisable within one year after the date of death and, further, the portion of then unvested Restricted Shares equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 24 minus the number of months remaining in the first two years of the employment term and denominator of which is 24, will become vested as of the date of death. If his employment is terminated due to disability, he will be entitled to exercise within three years all Dunlap Options which are then exercisable or which would have become exercisable within one year after the date of termination and the portion of Restricted Shares determined in accordance with the procedure described in the immediately preceding sentence will become vested as of the date of termination.

     In addition, the Dunlap Agreement provides that Mr. Dunlap will be entitled to receive a gross-up with respect to any excise tax applicable under the Code to "excess parachute payments."

EMPLOYMENT AGREEMENTS WITH MESSRS. KERSH, FANNIN AND UZZI

     The Company entered into employment agreements with Messrs. Kersh and Fannin in July 1996 and with Mr. Uzzi in January 1997. Messrs. Kersh, Fannin and Uzzi are referred to as the "Executives". The agreements with Messrs.
Kersh and Fannin are for an initial period of three years ending on the third anniversary of the date the applicable agreement was executed; the agreement with Mr. Uzzi also has a term of three years ending on December 31, 1999.

COMPENSATION

     Under the agreements, Messrs. Kersh, Fannin and Uzzi will be paid a base salary at annual rates of $425,000, $300,000 and $400,000, respectively. The base salaries will not be increased during the term of the agreements. In addition, Mr. Kersh received an initial signing bonus of $125,000 and Mr. Uzzi was paid $100,000 in lieu of reimbursement for relocation expenses. The Executives will also be eligible to participate in the other benefit plans available generally to employees or other senior executives of the Company. However, they will not be eligible to participate in any cash incentive (i.e. bonus) plan of the Company.

CERTAIN EQUITY PURCHASES AND EQUITY GRANTS

     Messrs. Kersh and Fannin have invested approximately $500,000, and $100,000, respectively, in shares of Common Stock of the Company. Messrs. Kersh and Fannin each received a one-time grant of 100,000 and 10,000 Restricted Shares, respectively. Such Restricted Shares will vest in three equal installments on each of the first, second and third anniversaries of the grant date. Messrs. Kersh and Fannin received grants, effective as of July 22 and July 29, 1996, respectively, of options to purchase 250,000 and 75,000 shares, respectively, of Common Stock at a price of $14.26 and $15.32 per share, respectively, under the Option Plan. In addition upon approval by the Company's shareholders at the Special Meeting, Mr. Kersh received, effective as of July 22, 1996, a one-time grant of options to purchase 250,000 shares, at a price of $14.26 per share. Mr. Uzzi has received grants effective as of September 15 and November 19, 1996 and January 1, 1997, of options to purchase 150,000, 100,000 and 100,000 shares of Common Stock at prices of $21.74, $25.24 and $25.73 respectively. The term of such options is ten years, and they will vest with respect to one-third of the shares subject thereto on each of the first, second and third anniversaries of the grant date.

TERMINATION AND CHANGE IN CONTROL PROVISIONS

     The Company may terminate an Executive's employment under the agreements at any time, or due to the Executive's disability, or for Cause (as defined above). Each Executive may terminate his employment under the agreement at any time. In addition, he may terminate his employment for Good

Reason by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice:

     (i) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by the agreement;

     (ii) any removal of the Executive from, or any failure to reelect the Executive to the executive officer position specified in the agreement; or

     (iii) any other material breach of the agreement by the Company.

     The agreements provide that, if the Company terminates an Executive's employment other than for Cause and not due to his disability, or if he terminates his employment for Good Reason or following a Change in Control (as defined above), (i) he will receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the end of the employment term, (ii) the options and Restricted Shares will become fully vested, and he will be entitled to exercise the options for the balance of the original ten-year term, and (iii) he will be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, through the end of the employment term, or to receive substantially equivalent benefits.

     The agreements provide that, if the Company terminates an Executive's employment for Cause or if he terminates his employment other than for Good Reason or following a Change in Control, all obligations (other than accrued obligations) of the Company will cease, except that he will be able to exercise the options which are exercisable on the date of termination within 90 days, if the termination is for Cause, and within one year, if it is by the Executive other than for Good Reason or following a Change in Control.

     The agreements provide that, if an Executive's employment is terminated due to his death, his estate or legal representative will be entitled to exercise within one year after the date of death the options which are then exercisable or which would have become exercisable within one year after the date of death and, further, the portion of then unvested Restricted Shares equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 36 minus the number of months remaining in the first three years of the employment term and denominator of which is 36, will become vested as of the date of death. If his employment is terminated due to disability, he will be entitled to exercise within three years all options which are then exercisable or which would have become exercisable within one year after the date of termination and the portion of Restricted Shares determined in accordance with the procedure described in the immediately preceding sentence will become vested as of the date of termination.

     In addition, the agreements provide that each Executive will be entitled to receive a gross-up with respect to any excise tax applicable under the Code to "excess parachute payments."

ARRANGEMENTS WITH NAMED EXECUTIVES CONCERNING TERMINATION OF EMPLOYMENT

     In connection with Mr. Schipke's resignation and the terminations of employment with the Company of Messrs. Clegg and O'Hara, the Company entered into certain arrangements with each of them, providing that, pursuant to the terms of their respective employment agreements and in consideration of the execution of the agreements and of a release and covenant not to sue contained therein, they would receive payments equal to, in the case of Mr. Schipke, the base salary remaining under his employment agreement (until December 31, 1996), and, in the case of each of Messrs. Clegg and O'Hara one year's base salary at their then current rate of compensation, less applicable withholding taxes. In addition, Mr. Schipke also received continuation of health, dental and life insurance coverage, on the same basis as prior to termination of employment, until December 31, 1997. The agreement with Mr. Schipke also provided for immediate repayment by him of the balance then outstanding on the August Loan and the December Loan. See "Certain Relationships and Related

Transactions-Indebtedness of Management." The termination agreement with Mr. Schipke also provided for immediate vesting of all of his then outstanding Restricted Shares.

     Mr. Wilson was a party to an Employment Agreement with the Company, the term of which expired as of December 31, 1996. Upon his termination in March 1997, he was paid one year's salary and provided with continuation of medical benefits for one year in exchange for a complete release of the Company.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation policy and administration of its various compensation plans are the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). Prior to August 6, 1996, the Committee was known as the Executive Development and Compensation Committee.

     The Committee is responsible for establishing the general compensation policies of the Company and administering the Company's Option Plan. The Committee reviews and/or approves specific compensation levels for the Company's senior officers and other key operating and corporate management personnel (collectively the "executive officers" or singularly an "executive officer").

EXECUTIVE OFFICER COMPENSATION

PHILOSOPHY

     It is the philosophy of the Company that executive compensation be directly linked to the interests of the Company's shareholders and therefore to financial objectives that the Company believes are primary determinants of long-term shareholder value. The Committee's objectives in administering the Company's executive compensation plans are to ensure that pay levels and incentive compensation are: (1) properly linked to shareholder value, (2) are competitive in attracting, retaining and motivating the best personnel and (3) are simple in design and easily understood. The compensation plan for the Company's executive officers emphasizes the importance of stock options as providing a direct correlation between executive compensation and shareholder interests. In addition to an emphasis on stock options, the Company pays competitive base salaries, bonuses linked directly to overall Company performance and periodic additional grants of stock options pursuant to the Option Plan. The stock option element of compensation, together with the Company's stock purchase plan (described below) and its use of Company stock as matching contributions and profit sharing contributions to the Company's 401(k) Plan are all intended to encourage ownership and retention of Company stock by all employees, and especially executive officers. This provides executive officers and other employees with the opportunity to build, through the achievement of financial goals that benefit all shareholders, a meaningful ownership stake in the Company.

     The Company's four most senior officers are excluded from the Company's programs of base compensation increases and bonuses. Their sole incentive beyond base salary is based upon substantial grants of stock options, ownership of stock and increases in shareholder value. These persons are heavily dependent upon an increase in the price of the Company's shares to realize the potential of their compensation packages.

FINANCIAL CRITERIA

     For other executive officers, the most substantial motivator also is increasing shareholder value, as all of them are heavily dependent upon significant option grants for ultimate realization of their compensation goals. In addition, however, each of them also is a participant in the Sunbeam Bonus Plan which was established by the Committee at its meeting on January 30, 1997 (the "Bonus Plan"). Under the Bonus Plan, executive officers (other than the Company's CEO and three Executive Vice Presidents, who constitute the Operating Committee of the Company and are ineligible to participate in the Bonus Plan) are eligible to receive bonuses based upon two factors: (1) Company performance as measured by earnings per share ("EPS") and (2) individual performance against quantifiable measurement criteria established with each such officer. Company performance must reach targeted levels or NO BONUSES WILL BE PAID TO ANY EXECUTIVE OFFICER. If Company performance is achieved, then individual achievement of measurement criteria will determine the amount of any bonus payable to an executive officer for 1997.

     Overall, the Company's compensation philosophy de-emphasizes base salary and increases in base salary, and places a greater emphasis upon incentive compensation in the form of stock appreciation and incentive performance bonus compensation. This places a greater percentage of compensation "at risk" and in line with the Company's shareholders. Base salaries for the Company's executives, many of whom were hired in 1996 after the employment of Mr. Dunlap, were established based in large part upon their salaries at prior positions. The Company does not attempt to match executive compensation to the compensation levels at those companies which are included in the Company's self-constructed shareholder return peer group (the "Shareholder Return Peer Group"). See "SHAREHOLDER RETURN PERFORMANCE PRESENTATION" for a description of the Company's Shareholder Return Peer Group.

     For 1996, only nominal salary increases were awarded to the Company's executive officers as a group who were employed throughout the year. In addition, as a result of the Company's restructuring activity in the third and fourth quarters of 1996, many of the Company's executive officers were terminated. Most key management positions were filled from outside the Company with persons who have a demonstrated track record of performance in their prior positions.

     For 1996, executive officers had a cash bonus potential based upon specific goals previously established by the Compensation Committee. Due to the Company's lack of positive earnings in 1996, no management incentive bonuses were paid to any executive officers for 1996.

     For 1997, the Committee has adopted the Bonus Plan which is intended to motivate the Company's key employees to increase shareholder wealth by maximizing earnings per share of the Company's common stock, which the Committee believes is the key driver in determining share value. In addition to executive officers (other than members of the Company's Operating Committee, who are not eligible to participate in the Bonus Plan) all salaried employees of the Company are eligible to participate in the Bonus Plan.

     The Bonus Plan's design provides that during each fiscal year, the Operating Committee of the Company will recommend to the Compensation Committee a minimum level of performance (measured by EPS of the Company's Common Stock for such year), below which no Bonus Plan participant shall receive any bonus. At the minimum level of acceptable Company EPS performance, Bonus Plan participants will be eligible to receive up to 75% of their individual bonus target (a percentage of base salary in the case of management and professional employees and a flat dollar amount in the case of administrative employees). At another, higher level of EPS performance, participants will be entitled to receive up to 100% of their individual bonus target. At even higher levels of EPS performance ("stretch targets"), participants may receive up to 200% of their individual bonus target. The plan also provides for percentage gradations between these key milestones, so that a bonus recipient may receive varying percentages of his or her bonus targets between 75% and 200%.

     While the Company must achieve the prescribed EPS performance levels before any Bonus Plan participant is eligible to receive any bonus, this does not guarantee that a participant necessarily will receive a bonus. In order to receive a bonus, a participant must achieve at least four (4) individual performance goals established with the concurrence of his or her supervisor. These performance goals are oriented towards quantitative objectives, such as cost savings or earnings enhancement.

     The Committee believes that this combination of requiring a minimum overall Company performance, measured by EPS performance requirements before any bonuses are paid, coupled with individual goals which are quantitative in nature and calculated to increase productivity, reduce costs or otherwise enhance profitability of the Company, assures that the Company's compensation system, especially the performance bonus program, aligns the interests of the Company's executive officers and other employees with the interests of its shareholders.

EXTENSION OF OPTIONS TO ALL COMPANY EMPLOYEES; STOCK OWNERSHIP PLAN; 401(K) PLAN
   CHANGES

     Since the Company's change in senior management in July 1996, the Company's compensation philosophy for all employees, not just executive officers, has broadened to include greater participation by Company employees at all levels in the stock option and stock ownership programs of the Company. Effective January 1, 1997, the Company broadened the Option Plan to provide for the grant of options to all levels of Company employees, including factory workers in the Company's United States facilities, U.S. clerical personnel and others who had not previously been participants in the Option Plan.

     In addition, on January 1, 1997, the Company instituted a stock purchase program for all U.S. Company employees. This plan permits employees to designate a portion of each paycheck for deposit into a stock purchase account. Once each month, the administrator of the plan (currently Smith Barney, Inc.) uses funds in the stock purchase account to purchase shares of Company stock in the open market. Participants in this plan do not pay any commissions to Smith Barney with respect to the purchase of these shares. Participants otherwise receive no discount or other incentive for participation in the plan.

     The Company also, as of January 1, 1997, has instituted changes in the its 401(k) savings plan to provide that all Company matching contributions are to be made in shares of Company stock and that any profit sharing contributions also are to be made in shares of Company stock. Due to the fact that the Company did not generate a profit in the year ending December 29, 1996, the Company has determined that it will not make any profit sharing contribution under the 401(k) Plan in 1997, attributable to 1996 results.

DISCUSSION OF AMENDMENTS IN THE COMPANY'S OPTION PLAN

     The Compensation Committee, acting pursuant to its authority under the terms of the Company's Option Plan, has acted to amend the Plan in two respects, and the Committee's actions have been ratified by the Company's
Board of Directors. First, provisions of the Option Plan which provided for monthly vesting of options held by executive officers elected by the Board in the event of termination of employment of any such officer have been deleted. The Committee determined that there was no justification for a provision which favored executive officer participants over other Plan participants in terms of option vesting in the year of termination of employment.

     Secondly, the Option Plan has been amended to change the normal vesting schedule for option grants and awards of restricted shares under the Option Plan to three years, rather than the five years that formerly applied. All options and awards of restricted shares granted to participants since July 18, 1996 have, and all future grants of options and restricted shares will have, a vesting schedule which provides that one-third of the shares will fully vest on each one year anniversary of the grant date. This vesting schedule remains subject to the rights of the Committee under the Plan to designate a different vesting schedule for any particular grant, in its discretion.

COMPLIANCE WITH CERTAIN TAX LAWS

     Section 162(m) of the Internal Revenue Code limits to $1 million the Company's federal income tax deduction for compensation paid in any year to its CEO and each of its four highest paid executive officers, to the extent that such compensation is not "performance based" compensation within the meaning of Section 162(m). The Company does not anticipate that bonus payments will be made to Mr. Dunlap (the sole executive officer whose compensation is anticipated to exceed $1 million). The Company's award of options (both pursuant to the Option Plan and as approved by the shareholders) is expected to qualify as "performance based" compensation pursuant to Section 162(m).
The vesting of
one-third of the respective awards of restricted stock to Messrs. Dunlap and Kersh are expected to exceed the $1 million compensation level (together with their base salaries) and will not be deductible by the Company to the extent in excess of $1 million.

COMPENSATION OF CHIEF EXECUTIVE OFFICERS

COMPENSATION OF ALBERT J. DUNLAP

     As of July 18, 1996, the Company employed Albert J. Dunlap as its Chairman and Chief Executive Officer pursuant to an employment agreement and compensation package which were negotiated at the time of such employment. See "Employment Agreement with Mr. Dunlap." At Mr. Dunlap's request and with full agreement of the Company's Board of Directors, Mr. Dunlap's compensation package is heavily oriented towards stock based compensation. Mr. Dunlap receives a base salary of $1 million per year for each year of the employment agreement but is not eligible for any bonus payment. Mr. Dunlap's potential increases in compensation will result from increases in the value of his stock investment in the Company. Mr. Dunlap holds 1 million restricted shares (one third of such shares vested immediately upon issuance, and the remaining two thirds shall vest in equal increments on each of the first and second anniversary dates of the effective date of the employment agreement) and an option to acquire up to 2.5 million shares of the Company's Common Stock (one third of such options vested immediately upon issuance, and the remaining two thirds shall vest in equal increments on each of the first and second anniversary dates of the effective date of the employment agreement).

COMPENSATION OF ROGER W. SCHIPKE

     The Company's previous CEO, Roger W. Schipke, was employed until May 1996. His compensation during 1996 was based upon his August 1993 Employment Agreement. No bonus payments were made to Mr. Schipke for 1995 or 1996 in light of the Company's poor performance. In connection with his resignation from the Company, and in consideration of the execution of a termination agreement including a release and covenant not to sue, Mr. Schipke was paid the base salary remaining under his Employment Agreement, was immediately vested in all of his then outstanding restricted stock, and received continuation of health, dental and life insurance coverage until December 31, 1997.

     The foregoing report is furnished by the Compensation Committee of the Board of Directors and the members of the Committee.

                            COMPENSATION COMMITTEE
                           Peter Langerman, Chairman
                                 Charles Elson
          Faith Whittlesey (elected to the Committee February 7, 1997)

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period August 19, 1992 (the date the Company's stock became actively publicly traded) through March 31, 1997, with the cumulative total return of the Standard and Poors Composite-500 Stock Index and a Company constructed index of peer companies. The graph also presents the value of the Common Stock on the date of Mr. Dunlap's employment with the Company. Included in the Company constructed peer group index are Rubbermaid Incorporated, Newell Co. and The Gillette Company, Inc. all of which are engaged in retail sales of consumer goods. The graph assumes that the value of the investment in Common Stock was $100 on August 19, 1992, and that all dividends were reinvested quarterly.

COMPARISON OF TOTAL RETURN SINCE PUBLIC OFFERING OF SUNBEAM CORPORATION COMMON
                   STOCK, S&P 500, AND PEER GROUP COMPANIES



             8/19/92   12/31/92   12/31/93   12/31/94   12/31/95   7/18/96   12/31/96   3/31/97
             -------   --------   --------   --------   --------   -------   --------   -------
SUNBEAM       $100       $140       $177       $207       $123       $101      $206      $242
PEER GROUP    $100       $105       $111       $127       $163       $189      $224      $216
S&P 500       $100       $106       $117       $119       $163       $172      $201      $200

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

     The Company is not aware of any substantial interest, direct or indirect, by holders of Common Stock or otherwise, of any officer, Director or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's Directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file certain reports regarding ownership of the Company's Common Stock with the SEC and the New York Stock Exchange. These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As of the date of this Proxy Statement, the Company does not have sufficient information to determine whether Mr. Clegg, a former officer of the Company, was required to file any such forms with the SEC after his departure from employment with the Company.

                             INDEPENDENT AUDITORS

     The firm of Arthur Andersen, LLP has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Arthur Andersen, LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for any attendant expenses.

                          1998 SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented for consideration at the 1998 Annual Meeting of Shareholders and to be included in the Company's Proxy Statement for that meeting must be received by the Secretary at the Company's corporate office, Suite 200, 1615 South Congress Avenue, Delray Beach, FL 33445, on or before January 31, 1998.

                              COPIES OF FORM 10-K

     THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, TO ANY SHAREHOLDER UPON REQUEST. REQUESTS SHOULD BE SENT TO JOHN G. DESIMONE, DIRECTOR, INVESTOR RELATIONS, FOR THE COMPANY, AT SUITE 200, 1615 SOUTH CONGRESS AVENUE, DELRAY BEACH, FLORIDA 33445 - TELEPHONE: (561) 243-2100.

                              SUNBEAM CORPORATION
                       SUITE 200, 1815 S. CONGRESS AVENUE
                             DELRAY BEACH, FL 33445

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

     The undersigned hereby appoints Janet G. Kelley and Edwin T. Derecho as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Sunbeam Corporation (the "Company") held of record by the undersigned on April 14, 1997, at the Annual Meeting of Shareholders of the Company to be held on June 11, 1997, or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees.

                     (Continued and to be dated and signed on the reverse side.)


                                        SUNBEAM CORPORATION
                                        P.O. BOX 11223
                                        NEW YORK, N.Y. 10203-0223



1.   Election of Directors     FOR all nominees         WITHHOLD AUTHORITY to vote            *EXCEPTIONS
     (Proposal No. 1)          listed below [ ]         for all nominees listed below [ ]               [ ]

Nominees: Albert J. Dunlap, Charles M. Elson, Russell A. Kersh, Howard G. Kristol, Peter A. Langerman,
          William T. Rutter and Faith Whittlesey

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX
                AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

EXCEPTIONS _________________________________________________________________________________________


2. To transact such other business as may properly come before the meeting at any adjournment thereof, including matters incident to the conduct of the meeting.

                                                          CHANGE OF ADDRESS AND
                                                    OF COMMENTS MARK HERE  [  ]

                                          When shares are held by joint
                                          tenants, each should sign. When
                                          signing as an attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by the President or
                                          other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized person.

                                          Dated:_________________________1997

                                          ___________________________________
                                                      SIGNATURE

                                          ___________________________________
                                              SIGNATURE, IF HELD JOINTLY

                                          VOTES MUST BE INDICATED
                                          (x) IN BLACK OR BLUE INK.   [  ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE